
CLIFFS

2014 Annual Meeting of Shareholders

Dear Shareholder,

We are pleased to invite you to attend the 2014 Annual Meeting of Shareholders of Cliffs Natural Resources Inc. The following 2014 Notice of Annual Meeting of Shareholders and Proxy Statement will serve as your guide to the business that will be conducted at the meeting. You can find financial and other information about Cliffs in the accompanying Annual Report for the fiscal year ended December 31, 2013. These and other materials are also available on Cliffs' investor relations website.

The Board of Directors recommends the approval of the proposals being presented by the Board of Directors at the 2014 Annual Meeting of Shareholders as being in the best interest of Cliffs and its shareholders. We urge you to read the Proxy Statement and give these proposals your careful attention.

The Board of Directors has nominated a slate of nine directors for the available 11 seats at the 2014 Annual Meeting of Shareholders and is soliciting proxies for only the nine nominees named herein.

You should know that Casablanca Capital LP, a Delaware limited partnership (together with its affiliates, "Casablanca"), has stated that it intends to nominate a slate of six nominees for election as directors at the 2014 Annual Meeting of Shareholders in opposition to the nine nominees recommended by the Board of Directors.

Annual Meeting Date

July 29, 2014

Date of Record: June 2, 2014

Details to be announced in definitive proxy statement mailed to shareholders.


Download
2014 Proxy Statement


Download
2013 Form 10-K

The Board of Directors does not endorse the election of any of Casablanca's nominees and strongly urges you to vote **FOR ALL** of the nine nominees recommended by the Board of Directors. You may receive solicitation materials from Casablanca or certain entities or individuals affiliated with Casablanca, including a proxy statement and a gold proxy card. We believe that Casablanca's director nominations are intended to pressure Cliffs to adopt Casablanca's previously proposed strategic plans, which the Board does not believe are in the best interests of Cliffs' shareholders.

We believe that the nine nominees proposed by the Board are better equipped to serve Cliffs and all of its shareholders than the Casablanca nominees.

Because the Board of Directors has nominated a slate of nine directors for the available 11 seats at the 2014 Annual Meeting of Shareholders, we expect that two nominees that were not nominated by the Board of Directors will be elected at the 2014 Annual Meeting of Shareholders. At this time, Casablanca is the only shareholder that has notified Cliffs of its intention to nominate directors for election at the 2014 Annual Meeting of Shareholders. Therefore, the Board of Directors expects that the remaining two board seats will be filled by two of the Casablanca nominees. Even if you vote **FOR ALL** of our nine Director nominees on the **WHITE** proxy card, we expect that at least two nominees that are nominated by Casablanca and/or another shareholder will be elected as directors at the 2014 Annual Meeting of Shareholders. The Board of Directors strongly urges you to vote **FOR ALL** of the nine nominees recommended by the Board of Directors. If cumulative voting is in effect with respect to the election of directors, which we currently anticipate will be the case, the named proxies intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment in order to elect as many of the nominees of the Board of Directors as possible.

Your vote is important regardless of the number of shares you own. The Board of Directors unanimously recommends that you vote **FOR ALL** of our nine Director nominees on the **WHITE** proxy card. I urge you to vote as soon as possible by telephone, by Internet or by signing, dating, marking and returning the enclosed **WHITE** proxy card by mail, even if you plan to attend the 2014 Annual Meeting of Shareholders.

The Board of Directors strongly urges you not to sign or return any gold proxy card sent to you by or on behalf of Casablanca. If you previously have submitted a gold proxy card sent to you by Casablanca, you can revoke that proxy by using the enclosed **WHITE** proxy card to vote your shares today by telephone, by Internet or by signing, dating, marking and returning the enclosed **WHITE** proxy card. Only your latest-dated proxy will count.

We look forward to seeing you at the 2014 Annual Meeting of Shareholders. Thank you for being a shareholder and for the trust you have in our Company.

Sincerely,

Gary B. Halverson
President and Chief Executive Officer